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                                                                     EXHIBIT 4.6

             FORM OF FIRST SUPPLEMENTAL INDENTURE, DATED AS OF JULY
         21, 2000, BETWEEN COMMEMORATIVE BRANDS, INC. AND HSBC BANK USA
                           (F/K/A MARINE MIDLAND BANK)

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          FIRST SUPPLEMENTAL INDENTURE, dated as of July 21, 2000, between
Commemorative Brands, Inc. (formerly known as Scholastic Brands, Inc.), a Delaware corporation, as issuer (the "Company"), and HSBC Bank USA (formerly known as Marine Midland Bank), a New York banking corporation, as trustee (the "Trustee").

          WHEREAS, the Company heretofore executed and delivered to the Trustee an Indenture dated as of December 16, 1996 (the "Original Indenture" and, as it may be amended or supplemented from time to time by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, the "Indenture"), providing for the issuance of the Company's 11% Senior Subordinated Notes due 2007 (the "Notes");

          WHEREAS, there are now outstanding under the Indenture, Notes in the aggregate principal amount of $90,000,000;

          WHEREAS, Section 9.2 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture with the written consent of the holders of at least a majority in the aggregate principal amount of the Notes then outstanding (the "Majority Holders");

          WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article One hereof;

          WHEREAS, Tri-Links Investment Trust, a Majority Holder who owns $48.645 million face amount of the Notes has consented to the amendments effected by this First Supplemental Indenture; and

          WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

          NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH, that, for and in consideration of the promises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all holders of Notes, as follows:

                                   ARTICLE ONE

                        Amendments to Original Indenture

          Section 1.1 AMENDMENTS TO ARTICLE ONE, ARTICLE FOUR, ARTICLE FIVE AND SIX.

          (a) Sections 4.3, 4.7, 4.8, 4.9, 4.11, 4.12, 4.16, 4.17, 4.18, 4.19,
4.20, 4.21, and 5.1 (provided, however, that the last sentence of Section 5.1 shall not be deleted and shall remain in effect) of the Original Indenture are hereby amended by deleting all such sections, and all related definitions (to the extent not applicable to other sections of the Indenture) and any references thereto, in their entirety.

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          (b) Section 6.1 is hereby amended to delete clauses (d) and (e) from the definition of "Event of Default."

                                   ARTICLE TWO

                                  Miscellaneous

          Section 2.1 INSTRUMENTS TO BE READ TOGETHER. This First Supplemental Indenture is an indenture supplemental to the Original Indenture, and said Original Indenture and this First Supplemental Indenture shall henceforth be read together.

          Section 2.2 CONFIRMATION. The Original Indenture as amended and supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

          Section 2.3 TERMS DEFINED. Capitalized terms used in this First Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Original Indenture.

          Section 2.4 HEADINGS. The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

          Section 2.5 GOVERNING LAW. The laws of the State of New York shall govern this First Supplemental Indenture.

          Section 2.6 COUNTERPARTS. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          Section 2.7 EFFECTIVENESS. The provisions of this First Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Sections 9.2 and 9.6 of the Indenture.

          Section 2.8 ACCEPTANCE BY TRUSTEE. The Trustee accepts the amendments to the Indenture effected by this First Supplemental Indenture.

          Section 2.9 CERTAIN DUTIES AND RESPONSIBILITIES OF THE TRUSTEE. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by the Company.

          Section 2.10 TRUSTEE DOCUMENTS. On or before the date hereof, the Company shall deliver to the Trustee pursuant to the Indenture, (a) the Board resolutions, (b) an Officer's Certificate, and (c) an Opinion of Counsel.

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          IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed, all as of the date first written above.

                                                 COMMEMORATIVE BRANDS, INC.


                                                 By: /s/ David G. Fiore
                                                    ----------------------------
                                                     David G. Fiore
                                                     President


                                                 HSBC BANK USA, as Trustee


                                                 By:
                                                    ----------------------------
                                                     Name:
                                                     Title:

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